March 14, 2016    FOR IMMEDIATE RELEASE
CTS Acquires Market Leader of
Piezoelectric Single Crystals for the Medical Industry
Lisle, Ill. – CTS Corporation (NYSE: CTS) has announced the acquisition of CTG Advanced Materials, LLC (CTG-AM) for $73 million in cash. CTG-AM, formerly operated as H.C. Materials, is the market leading designer and manufacturer of single crystal piezoelectric materials, serving major Original Equipment Manufacturers throughout the medical marketplace. These materials enable high definition ultrasound imaging (3D and 4D), as well as intravascular ultrasound technology. Other applications for these materials include wireless pacemakers, implantable hearing aids and defense technologies.
Located in Bolingbrook, Ill., CTG-AM was founded in 1997 and since 2013 has been a portfolio company of Blue Wolf Capital Fund II, L.P. CTG-AM is the only company to have vertically integrated its entire single crystal manufacturing process. With the acquisition of CTG-AM, CTS gains intellectual property and proprietary manufacturing methods that expand its offering of piezoelectric materials. This allows CTS to become the leading large-scale commercial producer of both single crystal materials and traditional piezoelectric ceramics.
“CTG-AM’s market leadership, technological expertise and winning spirit are a perfect fit for CTS,” stated Kieran O’Sullivan, CEO of CTS Corporation. “The acquisition of CTG-AM increases CTS’ involvement in the medical industry, and expands our portfolio of products and technologies around the categories of Sense, Connect and Move.”
About CTS
CTS (NYSE: CTS) is a leading designer and manufacturer of sensors, actuators and electronic components to OEMs in the aerospace, communications, defense, industrial, information technology, medical and transportation markets. CTS manufactures products in North America, Europe and Asia.
About Blue Wolf Capital Partners
Blue Wolf Capital Partners LLC, a private equity firm founded in 2005, specializes in control investments in middle-market companies. Leading by experience, and with a reputation for excellence, Blue Wolf transforms companies. Combining a collaborative approach with strategic and operations resources, Blue Wolf manages challenging situations and complex relationships between business, customers, employees and regulators to build value for stakeholders. For additional information, please visit www.bluewolfcapital.com.

Contact
Nick Hajewski
Marketing Communications Manager

CTS Corporation
2375 Cabot Drive
Lisle, IL 60532
USA

Telephone: +1 (630) 577-8865
E-mail: nick.hajewski@ctscorp.com

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